Exhibit 5.2

Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 +1 612 766 7000 main +1 612 766 1600 fax

September 8, 2026

General Fusion Group Ltd.
6020 Russ Baker Way,

Richmond, British Columbia

V7B 1B4

Ladies and Gentlemen:

We have acted as United States counsel to General Fusion Group Ltd., a company continued under the laws of the Province of British Columbia (the “Company”), in connection with (i) the Company’s business combination (the “Business Combination”) by way of an arrangement under the Business Corporations Act (British Columbia) pursuant to the business combination agreement dated as of January 21, 2026 (as amended on May 12, 2026 and on June 3, 2026, the “Business Combination Agreement”), by and among the Company (formerly Spring Valley Acquisition Corp. III, a Cayman Islands exempted company (“Spring Valley”)), General Fusion Inc., a British Columbia limited company (“Old General Fusion”), and 1573562 B.C. Ltd., a British Columbia limited company and a wholly-owned direct subsidiary of Spring Valley, and (ii) the filing of a registration statement on Form F-1 (as may be amended from time to time, the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), pursuant to which the Company is registering for resale, among other securities, (x) 10,556,367 warrants (the “PIPE Warrants”), each warrant to acquire one common share of the Company (each, a “Subordinate Voting Share”), issued by the Company in the Business Combination in exchange for the warrants exercisable for Class A voting common shares of Old General Fusion, which Old General Fusion issued pursuant to subscription agreements (the “PIPE Subscription Agreements”) among certain investors, Old General Fusion and Spring Valley, and (y) 1,666,667 warrants, each warrant to acquire one Subordinate Voting Share, issued to Spring Valley Acquisition III Sponsor, LLC, a Cayman Islands limited liability company (“Sponsor”), upon the conversion of certain working capital loans (the “Working Capital Warrants”) pursuant to a warrant agreement, dated as of September 3, 2025, between Continental Stock Transfer and Trust Company (“Continental”) and Spring Valley, as amended, among Continental, Odyssey Transfer and Trust Company, and Spring Valley (collectively, the “Warrant Agreement”) and upon a notice of conversion, dated July 10, 2026, delivered by the Sponsor to Spring Valley (the “Conversion Notice”). As such counsel, we are furnishing an opinion in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In connection with such opinion, you have asked us to opine with respect to certain matters under New York and Delaware law.

We have examined the Business Combination Agreement, the Registration Statement, the PIPE Subscription Agreements, the PIPE Warrants, the Working Capital Warrants, the Warrant

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September 8, 2026

Agreement and the Conversion Notice, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of the opinions set forth herein.

Based upon and subject to the foregoing and the qualifications set forth in Annex I attached hereto, we are of the opinion that the PIPE Warrants and the Working Capital Warrants are valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, voidable transactions, fraudulent conveyance, fraudulent transfer, reorganization, moratorium, assignment for the benefit of creditors and similar laws relating to or affecting creditors’ rights generally and equitable principles of general applicability (regardless of whether considered in a proceeding in equity or at law).

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement. In giving such consent, we do not imply or admit that we are “experts” within the meaning of the Act or other rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Faegre Drinker Biddle & Reath LLP

FAEGRE DRINKER BIDDLE & REATH LLP

Annex I

In rendering the accompanying opinion letter, we wish to advise you of the following additional qualifications to which such opinion letter is subject:

(a)We have relied, as to certain relevant facts, upon representations made by the Company in the Business Combination Agreement, the PIPE Subscription Agreements, the PIPE Warrants, the Working Capital Warrants, the Warrant Agreement and the Conversion Notice (collectively, the “Transaction Documents”), the assumptions set forth herein, and certificates of, and information provided by, officers and employees of the Company reasonably believed by us to be appropriate sources of information, as to the accuracy of such factual matters, in each case without independent verification thereof or other investigation.

(b)Our opinion letter is limited to the laws of the State of Delaware with respect to the PIPE Warrants and the laws of the State of New York with respect to the Working Capital Warrants (the “Covered Laws”), and we express no opinion as to the effect on the matters covered by our opinions of any other law.

(c)We have relied, without investigation, upon the following assumptions: (i) natural persons who are involved on behalf of the Company have sufficient legal capacity to enter into and perform, on behalf of the Company, the transaction in question and to carry out their role in the transaction; (ii) each Transaction Document has been duly authorized, executed and delivered by each party thereto; (iii) each party having rights under any of the Transaction Documents has satisfied those legal requirements that are applicable to it to the extent necessary to make the Transaction Documents enforceable against it and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Transaction Documents against it and the other parties; (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original, and all signatures on each such document, including electronic signatures, are genuine; (v) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the Covered Laws, are publicly available to lawyers practicing in the jurisdictions the laws of which are addressed by this opinion letter (the “Opining Jurisdictions”); (vi) all relevant statutes, rules, regulations or agency actions are constitutional and valid unless a reported decision in the Opining Jurisdictions has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; and (vii) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of any of the Transaction Documents.

(d)We have further assumed, without investigation, that (i) the Company has been duly organized and is validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) the Company has the power and authority under its governing documents and the laws of its jurisdiction of incorporation to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby; (iii) the Transaction Documents have been duly

Annex I-1

authorized, executed and delivered by the Company; and (iv) the Company has obtained all governmental and third party authorizations, consents, approvals and orders and has made all filings and registrations required to enable it to execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Transaction Documents (which authorizations, consents, approvals and orders have become final and remain in full force and effect), and such execution, delivery, performance and consummation does not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon the Company or its properties.

(e)We express no opinion as to the enforceability or effect in any Transaction Document of (i) any agreement to submit to the jurisdiction of any particular court or other governmental authority (either as to personal jurisdiction or subject matter jurisdiction), any provision restricting access to courts (including without limitation agreements to arbitrate disputes), any waivers of the right to jury trial, any waivers of service of process requirements that would otherwise be applicable, any provisions relating to evidentiary standards, any agreement that a judgment rendered by a court in one jurisdiction may be enforced in another jurisdiction, or any provision otherwise affecting the jurisdiction or venue of courts; (ii) any provision waiving or otherwise modifying legal, statutory or equitable defenses or other procedural, judicial or substantive rights; and (iii) any provision that authorizes one party to act as attorney-in-fact for another party.

(f)The opinions herein expressed are limited to the specific issues addressed and to facts and laws existing on the date hereof. In rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws, or in the interpretation thereof, or of any change in such facts or in our knowledge of relevant facts which may occur or become known to us after the date hereof.

(g)Without limiting any other qualifications set forth herein, the opinions expressed in the accompanying opinion letter are subject to the effect of generally applicable laws that (i) provide for the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct or to the extent such provisions are contrary to public policy; (iv) limit the enforcement of provisions of a contract that purport to require the waiver of the obligation of good faith, fair dealing, diligence and reasonableness; (v) may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; (vi) govern and afford judicial discretion regarding determination of damages and entitlement to attorneys’ fees and other costs; (vii) may permit a party who has materially failed to render or offer performance required by a contract to cure that failure unless either permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance or it is important under the circumstances to the aggrieved party that performance occur by the date stated in the contract; (viii) may limit

Annex I-2

the enforceability of provisions imposing premiums or liquidated damages to the extent such provisions constitute, or are deemed to constitute, a penalty or forfeiture and provisions imposing increased interest rates upon default; (ix) may require mitigation of damages; (x) provide a time limitation after which rights may not be enforced (i.e., statutes of limitation); and (xi) may limit, delay or prohibit the making of payments outside the United States.

(h)The opinions expressed herein do not address any of the following legal issues: (i) state securities and Blue Sky laws and regulations; (ii) compliance with fiduciary duty and conflict-of-interest requirements; and (iii) the statutes and ordinances, administrative decisions and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the federal, state or regional level) and judicial decisions to the extent that they deal with the foregoing.

Annex I-3